UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 16, 2011
Bank of Commerce Holdings

California	0-25135	94-2823865

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1901 Churn Creek Road Redding, California	96002

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (530) 772-3955
N/A
(Former Name or Former Address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 142-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b), (c), (e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective March 15, 2011, Bank of Commerce Holdings and Redding Bank of Commerce entered into employment agreements including a change of control agreement with two Executive Officers, Robert C. Oberg, Chief Risk Officer and Linda J. Miles, Chief Operating Officer. The terms of the agreements provide upon a change in control and in the event of an early termination or reduction in salary or job duties, the Bank shall pay to the Robert C. Oberg benefits equal to one year’s salary at the salary rate being paid to the executive at the time of the change in control together with an amount equal to one year’s annual cash incentive payment based upon the average annual cash incentive received by the executive for the past three years. The executive shall also receive, at the Bank’s expense, a continuation of health benefits for a period of one year.
The terms of the agreements provide upon a change in control and in the event of an early termination or reduction in salary or job duties, the Bank shall pay to the Linda J. Miles benefits equal to two year’s salary at the total compensation package being paid to the executive at the time of the change in control together with an amount equal to one year’s annual cash incentive payment based upon the average annual cash incentive received by the executive for the past three years. The executive shall also receive, at the Bank’s expense, a continuation of health benefits for a period of one year.
In event that the executive is terminated by the bank not in the event of an early termination and not as a termination for cause, the Bank shall pay to the executive benefits equal to one years salary at the salary rate being paid to the executive at the time of termination, together with an amount equal to one-half year’s annual cash incentive payment based upon the average annual cash incentive received by the executive for the past three years in one lump sum. The executive shall also receive, at the Bank’s expense, a continuation of health benefits for a period of six months. If the executive is terminated by the bank for cause, no benefit other than accrued salary and accrued vacation will be paid.
Item 9.01
Exhibit 10.26 Employment Agreements
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 17, 2011	By:	/s/ Samuel D. Jimenez
Samuel D. Jimenez
Executive Vice President and Chief Financial Officer

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